Escalade Announces Executive Management Change

EVANSVILLE, Ind., Nov. 12, 2014 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced today that it will be consolidating its finance and accounting department effective at the end of its fiscal year on December 27, 2014. At that time, Stephen R. Wawrin will assume the additional duties as Escalade's Vice President, Finance and Chief Financial Officer. Since 2008, Mr. Wawrin has served as Vice President –Finance and Administration for Escalade's Sporting Goods business. He joined Escalade in 2005, and previously served as Corporate Controller for Escalade, Inc. Mr. Wawrin will succeed Deborah J. Meinert, Escalade's current Vice President Finance, Chief Financial Officer, and Secretary, who will be leaving Escalade at that time.

The decision to restructure Escalade's finance and accounting department results from Escalade's strategic decision to focus on its Sporting Goods business. With the divestiture of its Information Security and Print Finishing business, Escalade's executive management and board of directors determined that certain functions could be consolidated. This management change does not impact or in any way relate to the financial statements or reporting of Escalade or its subsidiaries.

Robert J. Keller, Escalade's President and Chief Executive Officer, said, "We thank Deborah for her service over the last seven years. Deborah has made many contributions to the success of Escalade, and we wish her the best in the future." Mr. Keller continued, "Stephen is an integral part of our Sporting Goods team and we look forward to his continued leadership as we seek to grow our Sporting Goods business. We anticipate a smooth transition in the Company's business and financial operations as Stephen assumes his expanded role."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Robert J. Keller, President and CEO at 812/467-1288.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, risks relating to changes to our management team, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and the divestiture of its Information Security and Print Finishing Segment, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in foreign currency exchange rates, changes in the securities markets, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Copies of these filings are available from the Company and on the SEC's website at www.sec.gov. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this press release.

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